EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728 Leigh Parrish, Financial Dynamics (212) 850-5651 Stephanie Rich, Financial Dynamics (212) 850-5706

SPORT CHALET REPORTS SECOND QUARTER FISCAL 2009 RESULTS

Los Angeles, California - (November 12, 2008) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its second fiscal quarter ended September 28, 2008.

Second Quarter Results
Sales decreased 1.2% to $96.5 million for the second quarter of fiscal 2009 from $97.7 million for the second quarter of fiscal 2008. Seven new stores not included in same store sales contributed $6.4 million in sales for the quarter while same store sales decreased 6.7%. Same store sales were negatively impacted primarily by soft macroeconomic conditions and to a lesser extent new store openings by the Company and competitors in certain markets.

Gross profit as a percent of sales was 26.5% compared to 30.4% for the second quarter of last year. The decline was primarily due to increased promotional activity, increased rent as a percent of sales in newer stores and increased use of Action Pass as consumers accumulate points that allow for certain reward certificates to be used toward their purchases. Selling, general and administrative expenses as a percent of sales increased to 29.6% from 25.4% in the same period last year, reflecting the decrease in comparable store sales, the expenses associated with new stores which take time to ramp up and an increase in professional fees.

Net loss for the second quarter of 2009 was $4.2 million, or $0.30 per diluted share, compared to a net income of $739,000, or $0.05 per diluted share, for the second quarter last year.

Craig Levra, Chairman and CEO, stated, “During the quarter, we continued to experience a difficult retail environment. As a result, we increased our promotional activity during the quarter and cleared through aged inventory which, along with increased use of Action Pass, pressured our gross margin. Nonetheless, we are pleased with our inventory position, particularly the improved level of new merchandise in our stores as we head into the holiday selling season. The infrastructure and systems enhancements we have made in the last two years are continuing to benefit us by enabling us to operate more efficiently and better meet the sporting goods needs of our customers.”

Six-Month Results
For the six months ended September 28, 2008, sales decreased 3.0% to $183.6 million from $189.2 million for the first six months of the prior year. Sales from nine new stores not included in same store sales contributed $11.8 million to total sales for the first six months of fiscal 2009. Same store sales decreased 8.9% for the six-month period.

Gross profit as a percent of sales was 26.3% for the six months ended September 28, 2008 compared to 29.5% in the same period last year. The decline was due to increased promotional activity as well as increased rent as a percent of sales in newer stores and increased use of Action Pass in the second quarter. SG&A as a percent of sales for the six-month period was 29.7% compared to 25.6% in the same period of fiscal 2008, reflecting a decrease in comparable store sales, increased expenses from new stores and an increase in professional fees.

Net loss for the six months ended September 28, 2008 was $8.7 million, or $0.62 per diluted share, compared to net income of $75,000, or $0.01 per diluted share, for the six months ended September 30, 2007.

Craig Levra, Chairman and CEO, concluded, “While we are operating in a time of unprecedented events impacting consumer spending, I have never been more proud of the Sport Chalet team as they continue to focus on consistent execution across the business.  In addition to preparing for the holiday selling season, in the current quarter we expect to accomplish four significant initiatives including, 1) continuing our store opening plan with the grand openings of our Concord and Menifee stores in California, 2) launching our co-branded Visa credit card to better serve our customers, 3) focusing on being first to market with performance, technical and lifestyle merchandise with the best brands and 4) introducing our new online strategy with enhancements to our website. We anticipate current head winds will continue at least in the near term, but we believe our ongoing focus on cost reductions and conservative management of our balance sheet will enable us to navigate this challenging environment.”

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss the financial results for the second quarter. The conference call may be accessed by dialing (706) 634-4840 and also via audio webcast at: www.sportchalet.com or www.earnings.com. A replay of the conference call will be available through Wednesday, November 19, 2008 by dialing (706) 645-9291 (conference ID 71189467) and an archive of the webcast will be available for 90 days following the conclusion of the conference call at www.sportchalet.com.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 54 locations. The address for Sport Chalet’s web site is www.actionpass.com and www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

 SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(in thousands, except per share amounts)
Net sales	$96,457	$97,669	$183,577	$189,223
Cost of goods sold, buying and
occupancy costs	70,861	67,959	135,273	133,361
Gross profit	25,596	29,710	48,304	55,862

Selling, general and administrative
expenses	28,506	24,778	54,475	48,522
Depreciation and amortization	3,656	3,325	7,267	6,488
Income (loss) from operations	(6,566)	1,607	(13,438)	852

Interest expense	422	357	1,079	716
Income (loss) before taxes	(6,988)	1,250	(14,517)	136

Income tax provision (benefit)	(2,767)	511	(5,770)	61
Net income (loss)	$(4,221)	$739	$(8,747)	$75

Earnings (loss) per share:
Basic	$(0.30)	$0.05	$(0.62)	$0.01
Diluted	$(0.30)	$0.05	$(0.62)	$0.01

Weighted average number of
common shares outstanding:
Basic	14,123	14,078	14,123	14,047
Diluted	14,123	14,735	14,123	14,750

SPORT CHALET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28,	March 30,
	2008	2008
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$4,634	$3,894
Accounts receivable, net	4,824	1,359
Merchandise inventories	101,718	86,145
Prepaid expenses and other current assets	5,287	6,170
Income tax receivable	1,405	1,405
Deferred income taxes	3,354	3,349
Total current assets	121,222	102,322

Fixed assets, net	70,709	66,619
Deferred income taxes	8,149	2,374
Total assets	$200,080	$171,315

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$46,171	$28,035
Loan payable to bank	29,239	17,216
Salaries and wages payable	4,928	4,620
Other accrued expenses	18,319	13,254
Total current liabilities	98,657	63,125

Deferred rent	26,002	24,221
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,359,990 at
September 28, 2008 and March 30, 2008	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,763,321 at
September 28, 2008 and March 30, 2008	18	18
Additional paid-in capital	34,293	34,094
Retained earnings	40,986	49,733
Total stockholders’ equity	75,421	83,969
Total liabilities and stockholders’ equity	$200,080	$171,315

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	September 28, 2008	September 30, 2007
	(in thousands)
Operating activities
Net (loss) income	$(8,747)	$75
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	7,267	6,488
Loss on disposal of equipment	179	6
Share-based compensation	189	144
Deferred income taxes	(5,780)	(945)
Changes in operating assets and liabilities:
Accounts receivable	(3,465)	3,429
Merchandise inventories	(15,573)	(16,613)
Prepaid expenses and other current assets	883	(143)
Income tax receivable	-	742
Accounts payable	18,136	11,306
Salaries and wages payable	308	(817)
Other accrued expenses	5,065	(2,006)
Deferred rent	1,781	192
Net cash provided by operating activities	243	1,858

Investing activities
Purchase of fixed assets	(11,536)	(12,266)
Net cash used in investing activities	(11,536)	(12,266)

Financing activities
Proceeds from bank borrowing	77,309	49,675
Repayments of bank borrowing	(65,286)	(42,809)
Proceeds from exercise of stock options	-	202
Tax benefit on employee stock options	10	269
Net cash provided by financing activities	12,033	7,337

Increase (decrease) in cash and cash equivalents	740	(3,071)
Cash and cash equivalents at beginning of period	3,894	3,841
Cash and cash equivalents at end of period	$4,634	$770

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$-
Interest	591	637